Exhibit 99.1

Manning & Napier, Inc. Announces the Retirement of Patrick Cunningham, CEO

FAIRPORT, NY, April 20, 2016 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that its Board of Directors accepted the resignation of Patrick Cunningham, Chief Executive Officer (CEO), and Director. Mr. Cunningham is retiring due to personal reasons unassociated with his role at Manning & Napier. His retirement date is effective Monday, April 18, 2016, though he will be staying on in an advisory capacity for three months.

William Manning, the Company’s co-founder, Chairman of the Board and chief architect of the firm’s investment processes, will assume the title of Chief Executive Officer of Manning & Napier. A newly named Operating Committee consisting of Manning & Napier’s current senior managers will report to Mr. Manning and hold responsibility for the functions of the office of the CEO. This Committee will include James Mikolaichik (CFO), Jeffrey Coons (President), Richard Yates (Chief Legal Officer), Charles Stamey (Executive Vice President and Managing Director of Sales) and Ebrahim Busheri (Director of Investments).

Manning & Napier previously operated under a similar Office of the CEO structure prior to its 2011 IPO, with many of the same professionals providing executive and operational management functions under the oversight of William Manning. During this prior period, the Company attained several milestones, including the beginning of the largest growth period in the firm’s history, and the implementation of several structural improvements around distribution and product expansion.

Speaking on behalf of the Board of Directors, William Manning, co-founder and Chairman of the Board, commented, “Patrick has been a valued and trusted leader during his tenure with Manning & Napier, setting client service standards and leading by example early on as a top-performing sales and service representative, and later as CEO in helping to take Manning & Napier public. For nearly 24 years he has been an embodiment of our culture. The Board of Directors is grateful for his years of dedicated service and friendship. Patrick will be missed, but we wish him well in retirement.”

“For the past 24 years I have had the honor to serve the clients of Manning & Napier,” said Patrick Cunningham, Chief Executive Officer. “I am privileged to have worked alongside such a talented team of professionals throughout the organization. It gives me great confidence to know that many of these same individuals will be responsible for ensuring that Manning & Napier remains on the right path in the decades ahead.”

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

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